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Exhibit 99.1

STUDENT LOAN MARKETING ASSOCIATION

BOARD OF DIRECTORS—SUMMARY OF COMPENSATION AND BENEFITS

Cash Compensation

        Members of the Student Loan Marketing Association (the "GSE") Board of Directors who are not employed by the GSE or do not serve on the Board of Directors of SLM Corporation receive an annual retainer of $15,000. The Chairman of the Board receives an annual retainer of $25,000. All retainers are payable in advance on a quarterly basis.

        GSE Directors, including the Chairman of the Board, also receive a daily meeting fee of $2,000 (other than attendance by teleconference call). GSE Directors, including the Chairman of the Board, are eligible to receive an additional per diem of $1,500 under circumstances in which the Director devotes an unusual amount of time to the company's activities outside of Board and Committee meetings. This per diem must be approved in advance by the Chairman and the Vice Chairman of the Board.

Deferred Compensation Plan

        Participation in the Deferred Compensation Plan is available to GSE Directors and provides a method for deferring receipt of all or a portion of the retainer and/or meeting fees.

Matching Contribution Program

        Directors are eligible to participate in the Matching Contribution Program. Under the terms of the program, the GSE contributes three dollars for each dollar contributed to a post-secondary educational institution by the Director, up to a total GSE contribution of $25,000 per year. The GSE contributes two dollars for each dollar contributed to a primary or secondary educational institution or a community, health or human service organization by the Director, up to a total GSE contribution of $10,000 per year. The GSE contributes one dollar for each dollar contributed to an arts or culture organization by the Director up to a total GSE contribution of $5,000 per year.

        Notwithstanding the above limits per category, aggregate matching contributions by the GSE are limited to $25,000 per Director in any single plan year.

Health/Dental Insurance

        Directors are eligible to participate in the company-sponsored health and dental insurance plans (quarterly rates attached).

Travel Insurance

        The GSE maintains a $200,000 life and accident insurance policy to cover each Director while traveling to and from Board meetings at no charge to the Director.

Life Insurance

        The GSE maintains a group term life insurance policy in the amount of $50,000 for each Director. The GSE pays the premium for the insurance while the Director is a member of the Board. The approximate annual premium for this coverage is $39 per Director, which is considered taxable compensation.

Directors Stock Plan

        SLM Corporation does not grant stock options to presidentially-appointed Directors. Other Directors are eligible to receive options at the discretion of the SLM Corporation Board of Directors.

GSE Travel and Expenses

        The GSE either pays for or reimburses Directors for travel and related expenses.

GSE MANAGEMENT

General

        The GSE's charter provides that the GSE Board of Directors will consist of 21 directors: 14 elected by the GSE's sole shareholder, SLM Corporation, and seven appointed by the President of the United States. The GSE Charter provides that, for purposes of qualifying for election to the Board, seven directors must be affiliated with eligible institutions and seven directors must be affiliated with eligible lenders, as described in the GSE Charter. A nominee may be considered to be affiliated with an eligible institution or eligible lender if he or she has been within five years of election to the GSE Board, an employee, officer, director, or similar official of: (1) any such institution or lender; (2) an association whose members consist primarily of such institutions or lenders; or (3) a state agency, authority, instrumentality, commission, or similar institution, the primary purpose of which relates to educational matters or banking matters. The GSE Charter also provides that the 14 elected directors serve for a term ending on the date of the next annual meeting and until their successors have been elected and have duly qualified. The GSE Charter further provides that the seven appointed members serve at the pleasure of the President of the United States and until their successors have been appointed and have duly qualified. The GSE Charter also provides that the President may designate a Chairman from among the 21 members of the GSE Board. SLM Corporation is the sole shareholder of the GSE.

GSE Directors

Sole Shareholder-Elected GSE Directors:

Name and Age at December 31, 2003	Principal Occupation
JOHN T. CASTEEN Age 60	President, University of Virginia Charlottesville, VA
WILLIAM M. DIEFENDERFER, III Age 59	Co-Founder and President e-Numerate Soluctions, Inc. McLean, Virginia
DIANE SUITT GILLELAND Age 57	Deputy Director Illinois Board of Higher Education Springfield, Illinois
CATHERINE L. HANAWAY Age 40	Attorney Speaker, Missouri House of Representatives Jefferson City, Missouri
RONALD A. HOMER Age 57	CEO, Access Capital Strategies, LLC Cambridge, Massachusetts
RONALD F. HUNT Age 61	Attorney Asheville, North Carolina
JAMES C. LINTZENICH Age 50	Certified Public Accountant and Private Investor Fishers, Indiana
DENNIS E. LOGUE Age 60	Dean, Michael F. Price School of Business University of Oklahoma Norman, Oklahoma

ALBERT L. LORD Age 58	Vice Chairman and Chief Executive Officer SLM Corporation
MARIE W. McDEMMOND Age 58	President, Norfolk State University Norfolk, Virginia
J. BONNIE NEWMAN Age 58	Executive Dean John F. Kennedy School of Government, Harvard University Cambridge, Massachusetts
RICHARD J. RAMSDEN Age 66	Self-employed, Formerly President and Chief Executive Officer, Kinship Capital Corp. Lyme, New Hampshire
KENNETH A. SHAW Age 65	Chancellor and President, Syracuse University Syracuse, New York
RANDOLPH H. WATERFIELD, JR. Age 72	Certified Public Accountant and Accounting Consultant High Bar Harbor, New Jersey
PAT WILLIAMS Age 66	Senior Fellow Center for the Rocky Mountain West Missoula, Missouri

Presidential Appointees:

        The following seven directors, appointed by the President of the United States pursuant to Section 439(c)(1)(A) of the GSE Charter, serve at the pleasure of the President of the United States and are not elected by SLM Corporation, the GSE's sole shareholder.

Name and Age at December 31, 2003	Principal Occupation
DUANE W. ACKLIE Age 72	Chairman, Crete Carrier Corporation Lincoln, Nebraska
ELOISE ANDERSON Age 61	Director, Program for the American Family Claremont Institute Sacramento, California
JEANNEMARIE DEVOLITES Age 48	Member, Virginia House of Delegates Vienna, Virginia
KATHLEEN MACLELLEN GREGG Age 53	Director, New Hampshire Task Force On Child Neglect and Abuse Rye, New Hampshire
MICHELE M. RIDGE Age56	Director, Strategic Development for Community Planning, The Channing Bete Company Bethesda, Maryland

CORY T. SHADE Age 39	Attorney Washington, DC
SARA MARTINEZ TUCKER Age 49	President and CEO Hispanic Scholarship Fund San Francisco, California

GSE Officers

        The executive officers of the GSE as of the date of this annual report, their titles, and their years of employment with the Company are below. The executive officers of the GSE do not receive additional compensation to serve in such capacity. Their previous experience, including principal occupations for the past five years, follows:

Name & Title	Age at 12/31/03	Year Commenced Employment
Marianne M. Keler President and General Counsel	49	1985
C.E. Andrews Executive Vice President, Accounting and Risk Management	51	2003
John F. Remondi Executive Vice President, Finance	41	1999
Robert A. Crawford Senior Vice President and Controller	41	2003
Somsak Chivavibul Treasurer	37	1992
Michael E. Sheehan * Vice President	46	1992

*
In compliance with the Privatization Act, Mr. Sheehan is an officer solely of the Student Loan Marketing Association and is not an officer of SLM Corporation or any of its non-GSE subsidiaries.

Previous Experience

        Marianne M. Keler, President and General Counsel, the Student Loan Marketing Association, and Executive Vice President and General Counsel, SLM Corporation, was first employed by SLM Corporation in 1985. Prior to her current appointment, Ms. Keler was Executive Vice President and General Counsel of the Student Loan Marketing Association (1997-2001).

        C.E. Andrews, Executive Vice President, Accounting and Risk Management, the Student Loan Marketing Association, and Executive Vice President, Accounting and Risk Management, SLM Corporation, was first employed by SLM Corporation in February 2003. Prior to his current employment, Mr. Andrews was the Global Managing Partner for Assurance and Business Advisory Services, Arthur Andersen LLP (2002), Managing Partner, Mid-Atlantic Region, Arthur Andersen LLP (2000-2002) and served in various capacities for Arthur Andersen LLP since 1974.

        John F. Remondi, Executive Vice President, Finance, the Student Loan Marketing Association, and Executive Vice President, Finance, SLM Corporation, was first employed by SLM Corporation in July 1999 upon the acquisition of Nellie Mae. Prior to his current appointment, Mr. Remondi served as Senior Vice President, Chief Financial Officer for the Student Loan Marketing Association (2000-2001).

        Robert A. Crawford, Senior Vice President and Controller, the Student Loan Marketing Association, and Senior Vice President and Controller, SLM Corporation, was first employed by SLM Corporation in September 2003. Prior to his current appointment, Mr. Crawford served in various capacities at Capital One Financial Corporation, including, most recently as the vice president and controller (2001-2003).

        Somsak Chivavibul, Treasurer, the Student Loan Marketing Association and Managing Director, Financial Planning and Analysis, Sallie Mae, Inc., was first employed by Sallie Mae, Inc. in April 1992. Prior to his current appointment, Mr. Chivavibul has held a number of different positions with increasing responsibilities in the Financial Planning & Analysis group.

        Michael E. Sheehan, Vice President, the Student Loan Marketing Association and Associate General Counsel, Sallie Mae, Inc., was first employed by Sallie Mae, Inc. in September 1992. Prior to his current appointment, Mr. Sheehan served as Assistant Vice President of the Student Loan Marketing Association (2000-2001).

QuickLinks

STUDENT LOAN MARKETING ASSOCIATION BOARD OF DIRECTORS—SUMMARY OF COMPENSATION AND BENEFITS
GSE MANAGEMENT
Presidential Appointees